EXHIBIT 12.1


                     TELEHUB COMMUNICATIONS CORPORATION


                     RATIO OF EARNINGS TO FIXED CHARGES



                                                          HISTORICAL                                      PROFORMA
                                 ------------------------------------------------------------   ---------------------------
                                                                      SIX MONTHS ENDED                          SIX MONTHS
                                 INCEPTION TO     YEAR ENDED              JUNE 30,                YEAR ENDED      ENDED
                                 DECEMBER 31,    DECEMBER 31,   -----------------------------    DECEMBER 31,    JUNE 30,
                                     1996            1997           1997            1998            1997           1998
                                 ------------    ------------   ------------   --------------   ------------   ------------

EARNINGS
   Income (loss) before
      income taxes............    $(4,488,173)  $(18,092,824)    $(5,746,137)   $(23,402,620)   $(39,330,957)  $(34,021,688)
   Fixed charges..............        204,863      3,674,567         851,552       6,876,915      24,912,700     17,495,982
                                  ------------  -------------    ------------   -------------   -------------  -------------
           Total Earnings         $(4,283,310)  $(14,418,257)    $(4,894,585)   $(16,525,705)   $(14,418,257)  $(16,525,705)
                                  ============  =============    ============   =============   =============  =============

FIXED CHARGES
   Interest (expensed or
      capitalized)............    $    66,973   $    520,148     $    80,209    $  1,297,237    $ 18,578,184   $ 10,326,255
   Portion of rent expense
      representative of
      interest................         52,515      2,607,544         224,468       4,606,153       2,607,544      4,606,153
   Amortization of debt
      discount................         85,375        546,875         546,875         973,525       3,726,972      2,563,573
                                  ------------  -------------    ------------   -------------   -------------  -------------
           Total Fixed
              Charges.........    $   204,863   $  3,674,567     $   851,552    $  6,876,915    $ 24,912,700   $ 17,495,982
                                  ============  =============    ============   =============   =============  =============

RATIO OF EARNINGS TO
   FIXED CHARGES                      ---            ---              ---            ---             ---            ---
                                  ============  =============    ============   =============   =============  =============
COVERAGE DEFICIENCY               $(4,488,173)  $(18,092,824)    $(5,746,137)   $(23,402,620)   $(39,330,957)  $(34,021,686)
                                  ============  =============    ============   =============   =============  =============